FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“this Amendment”) dated as of April 7, 2022 (the “Effective Date”), is entered into by HIBBETT, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, and REGIONS BANK, an Alabama banking corporation (the “Lender”).

Recitals

A. The Borrower and the Lender are parties to a certain Credit Agreement dated as of July 9, 2021 (as amended from time to time, the “Credit Agreement”).

B. The Borrower has requested that the Lender make a certain modification to the Credit Agreement as set forth herein.

C. The Lender has agreed to make such modifications, provided that the Borrower and the Lender enter into this Amendment.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and in further consideration of the mutual agreements set forth herein, the Borrower and the Lender hereby agree as follows, with such agreements to become effective as of the Effective Date:

1.Rules of Construction. This Amendment is subject to the rules of construction set forth in Section 1 of the Credit Agreement.

2.Definitions. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings defined for them in the Credit Agreement.

3.Representations and Warranties of Borrower. The Borrower represents and warrants to Lender as follows:

(a)    Representations and Warranties in Credit Documents. All of the representations and warranties set forth in the Credit Documents are true and correct on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date.

(b)    No Default. As of the Effective Date, the Borrower is in compliance with all the terms and provisions set forth in the Credit Documents on its part to be observed or performed, and no Default or Event of Default, nor any event that upon notice or lapse of time or both would constitute such a Default or Event of Default, has occurred and is continuing.

(c)    No Misleading Information. To the best knowledge of the Borrower, neither this Amendment nor any certificate, written statement or other document furnished to Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, and there is no fact known to the Borrower that the Borrower has not disclosed to Lender that materially adversely affects or, so far as the Borrower can now reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrower or the ability of the Borrower to perform its obligations hereunder and under the other Credit Documents.

(d)    Borrower’s Organizational Documents. The Borrower’s organizational documents have not been amended since July 9, 2021.

4.    Amendments to the Credit Agreement.

(a)    The following definitions shall be added, in alphabetical order, to Section 1.1 of the Credit Agreement and shall read, in their entirety, as follows:

“BSBY Index Rate” means, for any BSBY Loan and at any time of determination, a per annum rate equal to the BSBY Rate at such time. The BSBY Index Rate shall be determined on the Effective Date and the first Business Day of each calendar month thereafter and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination. Each calculation by Lender of the BSBY Index Rate shall be conclusive and binding for all purposes, absent manifest error.

“BSBY Loan” means a Loan or portion thereof, during any period in which it bears interest at a rate based on the BSBY Index Rate.

“BSBY Rate” means that rate of interest per annum which equals the BSBY Screen Rate that is two (2) SIFMA Business Days (or such lesser or greater number of “look back” days as Lender, in its discretion, may elect to use at any time or from time to time) preceding the determination date; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first SIFMA Business Day immediately prior thereto on which such rate is so published, subject to any corrections published by Bloomberg Index Services Limited (or any successor administrator). In any event, the BSBY Rate, as so determined, will not be less than zero percent (0%) per annum.

“BSBY Screen Rate” means the U.S. Dollar wholesale funding rate known as the Bloomberg Short-Term Bank Yield Index for a term of one month administered by Bloomberg Index Services Limited (or any successor administrator) and published on the applicable Bloomberg screen page (or by such successor administrator or such other commercially available source providing such quotations as may be designated by Lender in its sole discretion from time to time).

“Conforming Changes” means, with respect to the BSBY Index Rate or any implementation of a Replacement Index, any technical, administrative or operational changes to terms, matters or any conventions associated with the BSBY Index Rate or any Replacement Index, as applicable (including, any changes to the definition of the BSBY Index Rate, BSBY Rate, Replacement Index, BSBY Screen Rate, SIFMA Business Day, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods or observation shifts and any other technical, administrative operational matters) as may be appropriate, in the discretion of Lender, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

“Item” means any “item” as defined in Section 4-104 of the UCC, and shall also mean and include checks, drafts, money orders or other media of payment.

“SOFR” means a rate per annum equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) (the “Administrator”).

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Lender in its sole discretion).

(b)    The definitions in Section 1.1 of the Credit Agreement of “Conversion/Continuation Date,” “Conversion/Continuation Notice,” “Early Opt-In Election,” “Index Rate Determination Date,” “Interest Rate Determination Date,” “Interest Period,” “LIBOR,” “LIBOR Index Rate,” “LIBOR Loan,” “LIBOR Rate,” “LIBOR Rate Loan,” “LIR Loans,” and “Relevant Governmental Body” are hereby deleted in their entirety.

(c)    The reference to “LIBOR Loans” in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement shall be deleted and replaced with “BSBY Loans.”

(d)    Section 1.5 of the Credit Agreement is hereby deleted in its entirety.

(e)    The following definitions set forth in Section 1.1 of the Credit Agreement shall be amended and restated, in their entirety, to read as follows:

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.5%) and (c) the BSBY Rate in effect on such day plus one percent (1.0%), and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the BSBY Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the BSBY Rate, respectively.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Commitments” means the Revolving Commitment.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than BSBY Loans and the Letter of Credit Fees, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to BSBY Loans, the BSBY Rate plus the Applicable Margin, if any, applicable to BSBY Loans plus two percent (2%) per annum, and (c) with respect to the Letter of Credit Fees, the Applicable Margin plus two percent (2%) per annum.

“First Amendment Effective Date” means April 7, 2022.

“Interest Payment Date” means with respect to any Base Rate Loan or BSBY Loan, the last Business Day of each month, commencing on the first such date to occur after the Effective Date and the Maturity Date.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder. The amount of the Revolving Commitment as of the First Amendment Effective Date is $125,000,000.

“Term SOFR” means the forward-looking term rate based on SOFR for a one-month period as published by the Term SOFR Administrator (or as published by such other comparable financial information reporting service used by Lender, in its sole discretion, at the time such rate is determined) on the day that is two (2) SIFMA Business Days prior to the first day of such one-month period (or if not so reported, then as determined by Lender from another recognized source, in Lender’s sole discretion), subject to any corrections published by the Term SOFR Administrator. In any event, Term SOFR will not be less than zero percent (0%) per annum.

“Type of Loan” means whether such Loan is a BSBY Loan or, if required by Section 2.5(g), a Base Rate Loan.

(f)    Section 2.1 of the Credit Agreement is hereby amended and restated to read, in its entirety, as follows:

Section 2.1 Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period. The Lender shall have no obligation to make any Revolving Loan or issue any Letter of Credit if doing so would, after giving effect thereto, cause the Total Revolving Outstandings to exceed the lesser of (i) the Revolving Commitment and (ii) the Inventory Availability Amount. Amounts borrowed pursuant to this Section 2.1(a) may be repaid without premium or penalty and, subject to the terms and conditions set forth herein, re-borrowed during the Revolving Commitment Period.

(b) Deemed Requests for Revolving Loans. Revolving Loans shall be deemed requested pursuant to the following clauses (i) and (ii) or when requested pursuant to the following clause (iii):

(i) Subject to Section 2.1(c), the becoming due of any Obligation (whether as principal, accrued interest, fees, or other charges owed to Lender or any Affiliate of Lender and whether payable on demand or otherwise) shall in all respects be deemed to constitute Borrower’s irrevocable request for a Revolving Loan in an amount equal to such Obligations, and Lender may (but shall not be obligated to) make such Revolving Loan and apply the proceeds thereof to the payment of such Obligations.

(ii) Subject to Section 2.1(c), the presentment for payment of any Item drawn on, or request for any wire or other transfer from, a Funding Account at a time when there are insufficient funds in such Funding Account to cover such Item shall in all respects be deemed to constitute Borrower’s irrevocable request for a Revolving Loan in an amount equal to the amount payable on such Item to be made by Lender, and Lender may make such Revolving Loan and apply the proceeds thereof to such Funding Account for payment of such Item.

(iii) For all other Revolving Loans, Borrower shall provide Lender with a written request for borrowing pursuant to a Funding Notice in accordance with Section 2.1(d).

(c) Provisions Regarding Deemed Requests for Revolving Loans. Lender shall have no obligation to honor any deemed request for a Revolving Loan under clauses (i) or (ii) of Section 2.1(b), if (i) such request is deemed made after the Maturity Date, or (ii) Lender determines that any condition precedent in Section 5.2 hereof or any other condition precedent to the making of such Loan is not then satisfied or will not be satisfied when such Loan is to be made; provided, that, notwithstanding the foregoing, Lender may make such Revolving Loan in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default which may then exist or arise from the making of such Revolving Loan and without regard to the absence of satisfaction of any condition precedent, whether set forth in Section 5.2 or otherwise. Lender may make Revolving Loans under clauses (i) and (ii) of Section 2.1(b) without Borrower having submitted a Funding Notice in regard thereto. Subject to Section 2.5(g), as applicable, all Revolving Loans made pursuant to clauses (i) and (ii) of Section 2.1(b) shall be made as BSBY Loans.

(d) Making Requests for New Revolving Loans. Each request for the making of a new Revolving Loan shall be in writing, and Borrower shall submit a Funding Notice in respect thereof. Each such request shall specify (i) the date for the making of the applicable Loan, which date must be a Business Day; (ii) the principal amount of the applicable Loan to be made; (iii) instructions for the disbursement of the proceeds of such Loan (provided that, if such instructions for the disbursement of such proceeds are not included in the notice, the proceeds will be deposited by Lender into a Funding Account); and (iv) such other information as Lender may require from time to time in connection with, or to facilitate, such request. Requests for the making of a new Revolving Loan made under this Section 2.1(d) are irrevocable. Requests under this Section 2.1(d) that Lender receives after 11:00 a.m. (Birmingham, Alabama, time) on any Business Day shall be deemed received on the next Business Day. Lender’s acceptance of a request for the making of a Loan under this Section 2.1(d) shall be indicated by its making the Loan requested, and Lender shall not be obliged to give Borrower any other notice of acceptance (or rejection). Lender shall make any such Loans in immediately available funds on the same Business Day it receives or is deemed to have received a request for such borrowing in accordance herewith and subject hereto.

(g)    Section 2.5 of the Credit Agreement is hereby amended and restated to read, in its entirety, as follows:

Section 2.5 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a BSBY Loan, at the BSBY Index Rate plus the Applicable Margin.

(b) [Reserved].

(c) [Reserved].

(d) Interest payable pursuant to this Section 2.5 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the BSBY Rate), a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Lease-Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Lease-Adjusted Leverage

Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Lender) an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Lender under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations for a period of one (1) year.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) the Maturity Date.

(g) The Borrower agrees to pay to the Lender, with respect to drawings honored under any Letter of Credit issued by the Lender, interest on the amount paid by the Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including with the proceeds of a Revolving Loan) at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (x) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (y) the Highest Lawful Rate.

(h) The rate of interest on any BSBY Loan shall be adjusted as provided in the definition of the BSBY Index Rate. If any BSBY Loan is converted into a Base Rate Loan because of Section 2.5(i), the rate of interest on such Base Rate Loan shall be adjusted automatically and without notice on and as of the date of any change in the Base Rate as provided in the definition thereof.

(i) Any provision of this Agreement to the contrary notwithstanding, if Lender at any time or from time to time determines that (i) the BSBY Rate is unavailable, (ii) the BSBY Rate cannot be determined, (iii) the BSBY Rate does not adequately reflect the cost to Lender of making, funding, or maintaining any Loan, (iv) the use of the BSBY Rate has become impracticable or unreliable, (v) the BSBY Rate is no longer representative of the underlying market or economic reality, (vi) it is no longer lawful for Lender to lend at an interest rate based on the BSBY Rate, or (vii) an Event of Default exists and at any time during its continuation Lender shall so elect, then, in each case, unless and except to the extent otherwise provided in subsection (j) below, (A) all affected BSBY Loans shall automatically and without notice be converted into Base Rate Loans and (B) all obligations of Lender to make BSBY Loans shall cease until such time as Lender shall have determined that it is able to determine the BSBY Rate or that such illegality or other condition described above shall have been reversed, or that such Event of Default shall have been waived, as applicable.

(j) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, but without limiting subsection (i) above, if Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that any of the circumstances described in clauses (i), (ii), (iii), (iv), (v) or (vi) of subsection (i) above have arisen, and that such circumstances are unlikely to be temporary, Lender may elect, in lieu of exercising its rights under subsection (i) above, to designate in place of the BSBY Rate a substitute interest rate index applicable to all BSBY Loans, which may be Term SOFR, Daily Simple SOFR, or an alternative rate index that has been selected by the Lender as a replacement for the BSBY Rate (the “Replacement Index”). If Lender so designates a Replacement Index, Lender may also determine at such time or at any time or from time to time thereafter that an index adjustment is necessary to produce a comparable interest rate to the interest rate that would have applied to the BSBY Loans based on the BSBY Index Rate. Upon such determination, Lender will designate the amount of such index adjustment (which may be a positive or a negative number) and adjust the Replacement Index by that amount (the result being the “Adjusted Replacement Index”). Lender will provide notice to Borrower of the Replacement Index and any Adjusted Replacement Index, as applicable, and their respective effective dates. Thereafter, the Replacement Index or, as applicable, the Adjusted Replacement Index shall be deemed to be and shall become the operative interest rate index instead of the BSBY Index Rate for purposes of making (or continuing) BSBY Loans under this Agreement and any other Credit Documents, and all BSBY Loans shall continue to bear interest on the unpaid principal amount thereafter from the effective date of such designation(s) through repayment thereof at the Replacement Index (or the Adjusted Replacement Index, as applicable) plus the Applicable Margin (subject to increase to the Default Rate, as applicable). The Replacement Index or, as applicable, Adjusted Replacement Index will not be less than zero percent (0%) per annum in any event. The Replacement Index or, as applicable, the Adjusted Replacement Index, may not necessarily be Lender’s most favorable lending rate or interest rate index. Any determination or designation made by Lender under this subsection (j) shall be made in Lender’s discretion and shall be conclusive and binding absent manifest error, and any such determination or designation shall become effective at 5:00 p.m. on the fifth Business Day after Lender shall have notified Borrower of such determination or designation. For avoidance of any doubt, the institution (or adjustment) of any Replacement Index or any Adjusted Replacement Index, as applicable, by Lender shall not require the consent of, or consultation with, Borrower.

(k) Lender does not warrant, nor does Lender accept responsibility for, nor shall the Lender have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “BSBY Rate” (or “BSBY Index Rate”) or with respect to any interest rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rates or the effect of any of the foregoing (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to subsection (j) above, and (ii) the implementation of any conforming changes pursuant to subsection (l) below), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the BSBY Rate or have the same volume or liquidity as did the BSBY Rate prior to its discontinuance, unavailability, illegality or impracticability of use.

(l) With respect to the BSBY Rate (and BSBY Index Rate), Lender will have the continuing right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, Lender shall post each such amendment implementing such Conforming Changes to Borrower reasonably promptly after such amendment becomes effective.

(h)    Section 2.6 of the Credit Agreement is hereby deleted in its entirety.

(i)    Subsection (c) of Section 2.7 of the Credit Agreement is hereby deleted in its entirety.

(j)    The first sentence of subsection (c) of Section 2.8 of the Credit Agreement is hereby amended and restated to read, in its entirety, as follows:

The Borrower shall pay to the Lender a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin applicable to Revolving Loans that are BSBY Loans multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fees”).

(k)    Subsection (a)(i) of Section 2.9 of the Credit Agreement is hereby amended and restated to read, in its entirety, as follows:

(i) Any time and from time to time, the Borrower may prepay the Loans in whole or in part.

(l)    The first sentence of Section 2.10 of the Credit Agreement is hereby amended and restated to read, in its entirety, as follows:

Within each Loan, prepayments will be applied first to Base Rate Loans, then to BSBY Loans.

(m)    Subsection (f) is hereby added to Section 2.11 of the Credit Agreement and shall read, in its entirety, as follows:

(f) If (i) any Change in Law or (ii) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), in respect of capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by the Lender or any Person owning or controlling the Lender as a consequence of, or with reference to, the Revolving Commitment, below the rate which the Lender or such other Person could have achieved but for such Change in Law or compliance, then within five (5) Business Days after the Lender’s written demand for payment, the Borrower shall pay the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or such other Person for such reduction; provided that the Lender shall only exercise its rights under this Section if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party. The Lender’s accounting of such amounts submitted in writing to the Borrower shall be presumed conclusive absent manifest error. The Borrower agrees that the Lender’s determination of such additional amounts and increased costs will be made in the Lender’s discretion and shall be conclusive absent manifest error.

(n)    Sections 3.1 and 3.2 of the Credit Agreement are hereby deleted in their entirety.

5.    Fees and Legal Expenses. The Borrower hereby agrees to pay all legal costs and expenses incurred in connection with the review, analysis and preparation of this Amendment. Such expenses and legal costs shall be payable upon the execution of this Amendment and shall be non-refundable.

6.    References in Credit Documents. All references in the Credit Documents to the “Credit Agreement” shall mean the Credit Agreement as amended by this Amendment.

7.    Credit Documents to Remain in Effect. Except as specifically modified by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect in accordance with their respective terms.

8.    No Novation, etc. Nothing contained in this Amendment shall be deemed to constitute a novation of the terms of the Credit Documents, nor impair any Liens granted to Lender thereunder, nor release any obligor from liability for any of the Obligations, nor affect any of the rights, powers or remedies of Lender under the Credit Documents, nor constitute a waiver of any provision thereof, except as specifically set forth in this Amendment.

9.    Governing Law, Successors and Assigns, etc. This Amendment shall be governed by and construed in accordance with the laws of the State of Alabama and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.    Headings. The descriptive headings of the sections of this Amendment are for convenient reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

11.    Entire Agreement. This Amendment constitutes the entire understanding to date of the parties hereto regarding the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements of the parties thereto with respect to the subject matter hereof.

12.    Severability. If any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.    Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (e.g., “pdf,” “tif” or similar file formats) shall be effective as delivery of a manually executed counterpart of this Amendment.

14.    No Waiver. Nothing contained herein shall be construed as a waiver or acknowledgement of, or consent to any breach of or Default or Event of Default under the Credit Agreement and the Credit Documents not specifically mentioned herein, and the waivers and consents granted herein are effective only in the specific instance and for the purposes for which given.

15.    Effect of this Amendment. This Amendment amends and supplements the Credit Agreement and shall be construed as if it were a part thereof for all purposes. Any representation or warranty contained herein that is determined by Lender to have been misleading or untrue in any material respect at the time made shall constitute a Default or Event of Default under the Credit Agreement and the other Credit Documents in accordance with the Credit Agreement as if such representation or warranty had been contained in the Credit Agreement, and any default by the Borrower in the performance or observance of any provision of this Amendment shall constitute a Default or Event of Default under that section as if such provision had been contained in the Credit Agreement.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment to be made effective as of the Effective Date.

BORROWER:	HIBBETT, INC.
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:	HIBBETT RETAIL, INC.
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT WHOLESALE, INC.
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT DIGITAL MANAGEMENT, INC.
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

GIFT CARD SERVICES, LLC
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

HIBBETT HOLDINGS, LLC
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

CITY GEAR, LLC
	By:	/s/ Robert J. Volke
	Name:	Robert J. Volke
	Title:	Senior Vice President and Chief Financial Officer

LENDER:	REGIONS BANK
	By:	/s/ Murray Statham
	Name:	Murray Statham
	Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]